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                                                                    Exhibit 99.1



Tuesday April 16, 11:21 am Eastern Time

Press Release

SOURCE:  Weyerhaeuser Company

Weyerhaeuser Names KPMG LLP Independent Public Accountant

FEDERAL WAY, Wash. - (BUSINESS WIRE)--April 16, 2002--The Weyerhaeuser Company (NYSE:WY; TSE: WYL) board of directors today appointed KPMG LLP to replace Arthur Andersen LLP as the company's independent public accountant effective immediately.

The decision was made following a process conducted by management and the Audit Committee of the board of directors to review proposals from a number of public accounting firms.

Weyerhaeuser said the decision to change auditors was not the result of any disagreement between the company and Arthur Andersen on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure. During its tenure, Arthur Andersen has provided Weyerhaeuser with quality service and has demonstrated a high level of professionalism.

Weyerhaeuser Company, one of the world's largest integrated forest products companies, was incorporated in 1900. In 2001, sales were $14.5 billion. It has offices or operations in 17 countries, with customers worldwide. Weyerhaeuser is principally engaged in the growing and harvesting of timber; the manufacture, distribution and sale of forest products; and real estate construction, development and related activities. Additional information about Weyerhaeuser's businesses, products and practices is available at www.weyerhaeuser.com.

Contact:

Weyerhaeuser Company
Bruce Amundson, 253/924-3047 (Media)
Kathryn McAuley, 253/924-2058 (Analysts)